Exhibit 10.50

Portions of this exhibit indicated by bracketed asterisks have been omitted because they are not material and would likely cause competitive harm to Harrow Health, Inc. if publicly disclosed.

December 6, 2021

VIA EMAIL

Imprimis Rx, LLC

12264 El Camino Real

Suite 350

San Diego, California 92130

Attn: John Saharek

Email:

Re:	Commercial Alliance Agreement: Expansion of Imprimis Responsibilities

Dear John:

EyePoint Pharmaceuticals, Inc. (“EyePoint”) and ImprimisRx, LLC (“Imprimis”) entered into a Commercial Alliance Agreement effective as of August 1, 2020, as modified by the Letter Agreement dated November 12, 2020 (collectively, the “Agreement”). Capitalized terms used but not defined in this letter have their respective meanings set forth in the Agreement. All changes to the Agreement described below shall be effective as of January 1, 2022 (the “Expansion Effective Date”). For good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Changes to the Agreement:

Notwithstanding anything to the contrary in the Agreement, the terms of this letter describe certain provisional changes and other amendments in and to the responsibilities and obligations of the parties that will be effective from the Expansion Effective Date through December 31, 2023 (the “Expansion Term”), unless the Expansion Term is shortened or extended by mutual agreement, or as described below.

●	To provide for commercial continuity in the event the pass-through period lapses and is granted during a subsequent CMS cycle, Section 13.3 will be replaced with the following text:

●	End of Pass-Through Payment Status. If Pass-Through Payment Status ceases for a period of not less than six (6) months, then either Party may terminate this Agreement by providing thirty (30) days’ prior written notice of termination to the other Party.

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●	During the Expansion Term:

●	Imprimis assumes the following responsibilities and obligations, and will indemnify and hold EyePoint harmless, pursuant to Section 12.2 of the Agreement, from and against all Liabilities resulting from any Third-Party Claim resulting from any of the following:

○	Full responsibility for all current Dexycu Sales, Marketing and Medical Science Liaison (MSL) functions, including compliance with all applicable laws or regulations related to such responsibilities

■	Exception: EyePoint marketing and MSL personnel currently dedicated to Dexycu will remain with EyePoint in new roles, but will provide 90 days of transition services from the commencement of the Expansion Term. Imprimis shall pay EyePoint for such transition services at EyePoint’s cost.

○	Imprimis will offer full-time employment to these current EyePoint personnel, as of the Expansion Effective Date, on equivalent or better salary, bonus, equity opportunities:

■	[***]

○	Imprimis will also assume full responsibility and all associated costs for the following functions pertaining to Dexycu:

■	Promotional Review Committee (PRC): Imprimis to work with its existing firm, rather than EyePoint’s consultant
■	Compliance (Sunshine Act, SOPs, training, etc.): Imprimis to engage EyePoint’s current consultant at G&M Healthcare
■	Speaker Programs
■	Trade Shows
■	Customer Training

●	EyePoint will provide transition services to Imprimis pertaining to the above responsibilities for a mutually agreed upon period and rate of compensation to EyePoint.

●	In addition, EyePoint shall provide the following services to Imprimis, at cost (payable by Imprimis to EyePoint):

○	Field Reimbursement and Government Pricing Management
○	HUB Management (as required)
○	Safety and Pharmacovigilance
○	Information Technology support (as required)
○	Distribution Management

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●	EyePoint shall retain the following responsibilities and obligations, and will indemnify and hold Imprimis harmless, pursuant to Section 12.1 of the Agreement, from and against all Liabilities resulting from any Third-Party Claim resulting from any of the following:

○	Manufacturing, sterilization, packaging
○	Product design
○	Product labeling
○	Engagement of pass-through extension consultants and counsel

■	EyePoint will continue to pursue pass-through extension for Dexycu in a manner consistent with its good faith efforts to secure pass-through extension to date

○	Engagement of physician consultants
○	Research & Development
○	Reimbursement management
○	Required Clinical Trials

■	Including, but not limited to, the FDA-required pediatric study

○	Quality
○	Regulatory
○	Intellectual Property protection
○	Fulfillment of obligations to licensees outside of the Territory, including but not limited to, Ocumension
○	A summary of material items related to these activities will be reported through the Commercialization Committee on a monthly basis with a particular focus related to pass-through extension and label expansion activity (e.g., sNDA)

●	Sales-related specifics during the Expansion Term:

○	The term “Customers” shall mean, collectively, all customers for the Product in the Territory.

○	The [***] Remittance Percentage shall apply to Net Sales of the Product in the Territory

○	Imprimis shall be permitted to negotiate GPO, private equity, and related contracts, subject to the following requirements:

■	All such contracts shall only be effective during the Expansion Term; and

■	All contract terms that could affect ASP, such as rebates, volume discounts, assurance of commercial and Med Advantage carrier reimbursement, bundling with other products or services, etc., must be approved by EyePoint in writing in advance if such terms fall outside the parameters set forth in Exhibit A attached to this letter.

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○	The Commercialization Committee shall continue to meet monthly, primarily to review and, if applicable, approve contract terms with key accounts and other matters as needed.

○	Audit Rights: In addition to the rights specified in Section 8.6 of the Agreement, EyePoint or its designee shall have the right, but not the obligation, during the Expansion Term and for the remainder of the Term:

■	To observe directly through field rides the performance of Imprimis personnel and 1099 reps in the field, to ensure compliance with the Agreement and with the terms of this Letter.

●	Mandatory Milestones and Downside Protection for EyePoint; Early Termination of Expansion Term

○	Imprimis shall achieve quarterly Customer demand milestones for the Product of at least [***] Dexycu units (“Minimum Quarterly Units” or “MQUs”).

○	Imprimis shall pay to EyePoint an annually-determined per-unit penalty for Customer demand units that fall below the MQUs, as measured on January 31, 2023 and January 31, 2024, respectively, and in the amounts set forth on Exhibit B attached hereto; provided however, in any event, such penalty amount shall not exceed total commissions payable by EyePoint to Imprimis for Customer demand achieved during 2022 and 2023, respectively.

○	EyePoint shall have the right, but not the obligation, to terminate the Expansion Term upon 90-days written notice to Imprimis, if Imprimis fails to achieve the MQUs or to pay any applicable penalties set forth in Exhibit B.

○	Imprimis shall have the right, but not the obligation to terminate the Expansion Term upon 30 days written notice if (i) a proposed or final Hospital Outpatient Prospective Payment System (HOPPS) rule issued from CMS during calendar year 2022 does not contain an extension of the Pass-Through Payment Period for Dexycu beyond December 31, 2022, and (ii) EyePoint has not otherwise waived the MQU for a quarterly period inclusive of or following the date of the proposed or final HOPPS rule described in (i) above.

Additional Terms:

This letter will be governed by and construed under and in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

Unless expressly modified by this Letter, all terms and conditions set forth in the Agreement shall remain in full force and effect for the duration of the Section 13.1 Term.

If the foregoing is acceptable to you, please sign and return one fully-executed copy of this letter to us at your earliest convenience, which shall evidence your acknowledgement and acceptance thereto. This letter may be executed in counterparts, each of which shall be deemed to be an original and together shall be deemed to be one and the same document.

[Signature Page Follows.]

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Very truly yours,

EyePoint Pharmaceuticals, Inc.

By:	/s/ Nancy Lurker

Name:	Nancy Lurker

Title:	President & CEO

Agreed to and accepted:

ImprimisRx, LLC

By:	/s/ John Saharek

Name:	John Saharek

Title:	President

Date:	December 6, 2021

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EXHIBIT A

Rebate/Volume Discount Limits for 2022

[***]

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EXHIBIT B

Downside Protection Penalties

(EXAMPLE)

[***]

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